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                                                                    EXHIBIT 10.1

                          AMENDED EMPLOYMENT AGREEMENT

      This Amended Agreement (the "AGREEMENT") is made effective for the period from October 1, 2004 through the earlier of the Company's emergence from bankruptcy, an agreed termination between the Company and Executive, and June 30, 2005, (such term being hereinafter referred to as the "EMPLOYMENT PERIOD"), between Kaiser Aluminum & Chemical Corporation, a Delaware corporation (the "COMPANY"), and Edward F. Houff (the "EXECUTIVE").

      WHEREAS, the Company desires to secure the services of Executive as Vice President, Secretary, General Counsel and Chief Restructuring Officer of the Company, and Executive desires to perform such services for the Company, on the terms and conditions as set forth herein;

      NOW THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

1. Effective Date, Term and Duties. The term of employment of Executive by the Company hereunder shall be as described above (the "Employment Period") unless earlier terminated pursuant to Section 4.

      1.1. Executive shall have such duties as the Company may from time to time prescribe consistent with his position as Vice President, Secretary, General Counsel and Chief Restructuring Officer (the "SERVICES").

      1.2. Executive shall report directly to the Chief Executive Officer of the Company.

      1.3. Executive shall devote his full time, attention, energies and best efforts to the business of the Company.

      1.4. The Company shall maintain an office for Executive in Houston, Texas.

2. Compensation. The Company shall pay and Executive shall accept as full consideration for the Services compensation consisting of the following:

      2.1. Base Salary. Effective October 1, 2004, $400,000 per year base salary, payable in installments in accordance with the Company's normal payroll practices, less such deductions or withholdings required by law.

      2.2. Annual Bonus. A guaranteed annual cash bonus of $125,000, pro-rated for any partial years. The guaranteed bonus is semi-monthly.

      2.3. Long-Term Compensation. Payable in accordance with the Long Term Incentive Plan approved by the Bankruptcy Court in connection with the Company's chapter 11 proceedings ("LTI Plan").

3. Benefits and other Perquisites during Employment Period. Executive will be eligible to participate in the Company's employee benefit plans of general application, including, without limitation, those plans covering pension, 401(k) savings, medical, disability, sick leave and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Executive will be

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      eligible for vacation as follows: 20 days per year unless Company vacation policy is greater. Executive will receive the following other perquisites:
      Company car or equivalent cash allowance; wireless telephone and PDA equipment and service; laptop computer for business and personal use; business class accommodations for overseas flights; reimbursement for monthly club membership dues; reserved parking space and payment of parking costs. Executive will receive such other benefits as the Company generally provides to other employees of comparable position and experience.

4. Benefits Upon Termination. If Executive's employment is terminated during the Employment Period then Executive will be entitled to receive all payments and benefits prescribed under the Company's Key Employee Retention Plan effective September 3, 2002 ("KERP"), Severance Plan effective September 3, 2002 ("Severance Plan"), Change in Control Severance Agreement dated November 18, 2002 ("CIC Agreement), and the LTI Plan, as applicable, plus up to $25,000 in relocation expenses. These payments and benefits will be in lieu of any other severance or termination payment or benefits provided in Company's policies.

      4.1. Termination by Reason of Death or Disability. The Executive's employment shall terminate automatically upon Executive's death during the Employment Period. In the event of Executive's death or disability (see below) during the Employment Period, the Company shall pay to Executive or Executive's estate any base salary, pro-rated guaranteed bonus and unpaid vacation accrued as of the date of Executive's death or disability and any other benefits payable under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or disability an in accordance with applicable law, including but not limited to those payments and benefits available to Executive under the KERP, the Severance Plan, the CIC Agreement and the Change in Control Severance Agreement dated November 18, 2003 and the LTI Plan, as applicable. In the event that during the term of this Agreement, Executive is unable to perform his job due to disability (as determined under the Company's long-term disability insurance program) for 6 months in any 12 month period, the Company may, at its discretion, terminate Executive's employment with the Company and Executive shall be entitled to receive the benefits set forth in this section 4.2.

5. Change in Control. Change in Control payments and benefits shall be payable and made available in accordance with the CIC Agreement.

6. Dispute Resolution. The Company and Executive agree that any dispute regarding the interpretation or enforcement of this Agreement shall be decided by a confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

7. Cooperation with the Company After Termination of the Employment Period. Following termination of the Employment Period by Executive, Executive shall fully cooperate with the Company in all matters relating

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      to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.

8. Confidentiality; Return of Property. Executive acknowledges that the Employee Invention and Confidential Information Agreement executed by Executive, attached hereto as Exhibit A shall continue in effect.

9.    General

      9.1. Waiver. Neither party shall, by mere lapse of time, without giving notice or taking action hereunder, be deemed to have waived any breach by the other of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

      9.2. Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

      9.3. No Mitigation. Executive shall have no duty to mitigate the Company's obligation with respect to the termination payments set forth in Sections 4 and 5 by seeking other employment following a termination of his employment, nor shall such termination payments be subject to offset or reductions by reason of any compensation received by Executive from such other employment. The Company's obligations to make payments under sections 4 or 5 shall not terminate in the event Executive accepts other full-time employment.

      9.4. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the Chairman of the Board of the Company at its principal corporate address, and to Executive at his most recent address shown on the Company's corporate records, or at any other address which he may specify in any appropriate notice to the Company.

      9.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

      9.6. Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement (combined with the KERP, Severance Plan, CIC Agreement and LTI Plan, as those agreements have been made applicable to Executive in the individual agreements executed by Executive) constitute the complete and exclusive

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            statement of the agreement between the parties and supercede all proposals (oral or written), understandings, representations, conditions, covenants and all other communications between the parties relating to the subject matter hereof.

      9.7. Governing Law. This Agreement shall be governed by the Law of the State of Texas.

      9.8. Assignment and Successors. The Company shall not assign its rights and obligations under this Agreement without the express advance approval of Executive; provided, however, that nothing herein shall prohibit an assignment by the Company of its rights and obligations pursuant to the terms of the KERP, Severance Plan, CIC Agreement and/or LTI Plan. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

      9.9. The person executing this Agreement on behalf of the Company warrants and represents his/her authority to execute this Agreement and bind the Company, its successors and assigns.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

KAISER ALUMINUM & CHEMICAL CORPORATION EXECUTIVE

By:  /s/John Barneson                                   By:/s/Edward F. Houff
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                                                            Edward F. Houff

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